Exhibit 99.1

JOINT FILING AGREEMENT

This will confirm the agreement among the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of the common shares, no par value, of Liminal Biosciences Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

November 6, 2020	STRUCTURED ALPHA LP, by its general partner, THOMVEST ASSET MANAGEMENT LTD.

	By:	/s/ Eugene Siklos
Name: Eugene Siklos
Title: President

THOMVEST ASSET MANAGEMENT LTD.

	By:	/s/ Eugene Siklos
Name: Eugene Siklos
Title: President

PETER J. THOMSON

/s/ Peter J. Thomson
Peter J. Thomson

EUGENE SIKLOS

/s/ Eugene Siklos
Eugene Siklos